Exhibit 99.1

Digi International Reports Third Fiscal Quarter 2017 Results
Smart Solutions Highlights Revenue Performance
(Minneapolis, MN, July 27, 2017) - Digi International® Inc. (NASDAQ: DGII), a leading global provider of machine-to-machine (M2M) and Internet of Things (IoT) connectivity products and services, reported revenue of $45.7 million for the third fiscal quarter of 2017 compared to our guidance range of $44.0 million to $47.0 million and to $52.1 million in the third fiscal quarter of 2016. Net income for the third fiscal quarter of 2017 was $1.3 million, or $0.05 per diluted share, compared to our guidance range of $0.03 to $0.06 per diluted share and to net income for the third fiscal quarter of 2016 of $4.3 million, or $0.16 per diluted share. When adjusted for the restructuring charges noted below, as well as discrete tax benefits, adjusted income per diluted share was $0.08 in the third fiscal quarter of 2017.
EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) from Continuing Operations in the third fiscal quarter of 2017 was $2.1 million, or 4.7% of total revenue, compared to $5.9 million, or 11.4% of total revenue, in the third fiscal quarter of 2016. EBITDA from Continuing Operations for the third fiscal quarter of 2017 included restructuring charges of $2.5 million. Stock-based compensation expense was $1.2 million in the third fiscal quarter of 2017 compared to $0.9 million in the third fiscal quarter of 2016. Stock-based compensation is included in EBITDA. Reconciliations of GAAP and non-GAAP financial measures, including EBITDA from Continuing Operations, appear at the end of this release.
“We continued to see strong sequential growth in our Digi Smart Solutions group and our product business performed as expected for the quarter” said Ron Konezny, President and Chief Executive Officer.  “We were pleased with our profitability performance particularly when considering the $2.5 million of restructuring charges taken in the quarter.”
Restructuring
As disclosed in our Form 8-K filed on June 1, 2017, our Board of Directors approved a restructuring plan. The restructuring plan primarily impacted our France location. In addition, we also eliminated certain employee costs in the U.S. The restructuring is a result of a decision to consolidate our France operations to our Europe, Middle East and Africa ("EMEA") headquarters in Munich. The restructuring charges of $2.5 million, which included $2.3 million of employee costs and $0.2 million of contract termination costs, were incurred during the third quarter of fiscal 2017.
GAAP and Non-GAAP Results

GAAP Results from Continuing Operations
(in thousands, except per share data)	Q3 2017	Q3 2016	YTD 2017	YTD 2016
Total Revenue	$45,739	$52,130	$136,529	$152,551
Gross Profit	$22,485	$25,977	$65,840	$75,076
Gross Margin	49.2%	49.8%	48.2%	49.2%
Operating Income	$709	$5,125	$4,643	$12,067
Operating Income as % of Total Revenue	1.6%	9.8%	3.4%	7.9%
Income from Continuing Operations	$1,335	$4,277	$5,023	$9,634
Income from Continuing Operations per Diluted Share	$0.05	$0.16	$0.19	$0.37

Digi International Reports Third Fiscal Quarter 2017 Results

Non-GAAP Results from Continuing Operations*
(in thousands, except per share data)	Q3 2017	Q3 2016	YTD 2017	YTD 2016
Adjusted Income from Continuing Operations	$2,276	$3,931	$5,869	$9,110
Adjusted Income from Continuing Operations per Diluted Share	$0.08	$0.15	$0.22	$0.35

EBITDA from Continuing Operations	$2,127	$5,922	$8,882	$15,079
EBITDA from Continuing Operations as % of Total Revenue	4.7%	11.4%	6.5%	9.9%
* A reconciliation of GAAP to non-GAAP financial measures appears at the end of this release.
Business Results for the Three Months Ended June 30, 2017 and 2016

Revenue Detail QTD
(in thousands)	Q3 2017	Q3 2016	Change	% Change
Cellular routers and gateways	$10,768	$10,756	$12	0.1
RF	7,099	9,517	(2,418)	(25.4)
Embedded	11,799	13,774	(1,975)	(14.3)
Network	10,994	16,500	(5,506)	(33.4)
Total hardware product revenue	40,660	50,547	(9,887)	(19.6)
Services and solutions	5,079	1,583	3,496	220.8
Total revenue	$45,739	$52,130	$(6,391)	(12.3)

North America, primarily United States	$30,305	$34,412	$(4,107)	(11.9)
Europe, Middle East and Africa	9,703	11,681	(1,978)	(16.9)
Asia	4,508	5,013	(505)	(10.1)
Latin America	1,223	1,024	199	19.4
Total revenue	$45,739	$52,130	$(6,391)	(12.3)
Our cellular product category includes cellular routers and all gateways. The RF product category includes XBee® modules as well as other RF Solutions.  The embedded product category includes Digi Connect® and Rabbit® embedded systems on module and single board computers.  The network product category, which has the highest concentration of mature products, includes console and serial servers and USB connected products. Our services and solutions offerings include Digi Smart Solutions, wireless design services, the Digi Device Cloud platform and enterprise support services.
Total revenue decreased 12.3% to $45.7 million in the third fiscal quarter 2017 from $52.1 million in the third fiscal quarter 2016.

•
Hardware product revenue decreased by $9.9 million, or 19.6%, in the third fiscal quarter of 2017 compared to the third fiscal quarter of 2016. All product categories declined, with the exception of cellular routers and gateways revenue, which was consistent with the same quarter a year ago. Our decline in network product revenue was more than anticipated, as there were significant terminal server sales to large customers in the prior fiscal year, partially offset by an increase in USB connected products revenue during the quarter. Embedded and RF product revenue also declined as we had significant sales to large customers in the prior fiscal quarter. Additionally, embedded products declined due to a decrease of sales of Rabbit® embedded modules, which are in the mature portion of their product life cycle.

•
Services and solutions revenue increased by $3.5 million, or 220.8%, in the third fiscal quarter of 2017 compared to the comparable quarter in fiscal 2016. The increase was driven primarily by the growth of our Digi Smart Solutions business, which includes $2.4 million of incremental revenue from our recent acquisitions. We acquired SMART Temps on January 9, 2017 and FreshTemp on November 1, 2016.

Digi International Reports Third Fiscal Quarter 2017 Results

Gross profit was $22.5 million, or 49.2% of revenue in the third fiscal quarter of 2017 compared to $26.0 million, or 49.8% of revenue in the same period of the prior year, a decrease of $3.5 million. Gross profit was negatively impacted by lower hardware product revenue and product mix as the network category, which includes traditionally higher margin products, declined. This was partially offset by an increase in services and solutions gross profit from our Digi Smart Solutions business during the third quarter of fiscal 2017 compared to the same period in the prior fiscal year.
Operating income for the third fiscal quarter of 2017 was $0.7 million, or 1.6% of revenue, compared to operating income of $5.1 million or 9.8% of revenue, for the third fiscal quarter of 2016, a decrease of $4.4 million. The operating income decline was a result of the decrease in gross profit of $3.5 million, as described above, and an increase in operating expenses of $0.9 million. Operating expenses increased by $0.9 million in the third quarter of fiscal 2017 compared to the same period in the prior fiscal year, which included restructuring charges of $2.5 million, partially offset by lower compensation-related expense.
Income from Continuing Operations was $1.3 million in the third fiscal quarter of 2017, or $0.05 per diluted share, compared to $4.3 million, or $0.16 per diluted share, in the third fiscal quarter of 2016.
EBITDA from Continuing Operations in the third fiscal quarter of 2017 was $2.1 million, or 4.7% of total revenue, compared to $5.9 million, or 11.4% of total revenue, in the third fiscal quarter of 2016.
Please refer to the tables at the end of this earnings release that provide reconciliations from GAAP to non-GAAP information.
Business Results for the Nine Months Ended June 30, 2017 and 2016

Revenue Detail YTD
(in thousands)	Q3 2017	Q3 2016	Change	% Change
Cellular routers and gateways	$35,972	$35,826	$146	0.4
RF	21,634	26,582	(4,948)	(18.6)
Embedded	35,352	40,697	(5,345)	(13.1)
Network	32,641	44,421	(11,780)	(26.5)
Total hardware product revenue	125,599	147,526	(21,927)	(14.9)
Services and solutions	10,930	5,025	5,905	117.5
Total revenue	$136,529	$152,551	$(16,022)	(10.5)

North America, primarily United States	$89,678	$98,312	$(8,634)	(8.8)
Europe, Middle East and Africa	29,059	33,663	(4,604)	(13.7)
Asia	14,446	15,162	(716)	(4.7)
Latin America	3,346	5,414	(2,068)	(38.2)
Total revenue	$136,529	$152,551	$(16,022)	(10.5)
Total revenue decreased 10.5% to $136.5 million in the first nine months of 2017 from $152.6 million in the first nine months of 2016.

•
Hardware product revenue decreased by $21.9 million, or 14.9%, in the first nine months of fiscal 2017 compared to the first nine months of fiscal 2016. This decrease occurred in all product categories, other than cellular routers and gateways, which was consistent with the first nine months of the prior fiscal year. Our decline in network product revenue was more than anticipated as there were significant terminal server sales to large customers in the prior fiscal year, partially offset by an increase in USB connected products revenue. Embedded and RF product revenue also declined as we had significant sales to large customers in the prior fiscal year. Additionally, embedded products declined due to a decrease of sales of Rabbit® embedded modules, which are in the mature portion of their product life cycle.

•
Services and solutions revenue increased by $5.9 million, or 117.5%, in the first nine months of fiscal 2017 compared to the first nine months of fiscal 2016. This was driven primarily by the growth of our Digi Smart Solutions business. Services and solutions revenue includes $3.9 million of incremental revenue from the

Digi International Reports Third Fiscal Quarter 2017 Results

acquisitions of SMART Temps and FreshTemp in the first nine months of fiscal 2017. We acquired SMART Temps on January 9, 2017 and FreshTemp on November 1, 2016.

•
Included in revenue performance for the year was a foreign currency translation decrease of $0.6 million when compared to the same period in the prior fiscal year, primarily caused by the weakening of the British Pound and Euro against the U.S. dollar.

Gross profit was $65.8 million, or 48.1% of revenue in the first nine months of fiscal 2017 compared to $75.1 million, or 49.2% of revenue for the same period in the prior fiscal year, a decrease of $9.3 million. Gross profit was negatively impacted by lower hardware product revenue and product mix during the first nine months of fiscal 2017 compared to the same period in the prior fiscal year. This was driven by the decline of the network category, which includes traditionally higher margin products compared to our other hardware products, partially offset by an increase in services and solutions gross profit for the first nine months of fiscal 2017 compared to the same period in the prior fiscal year.
Operating income for the first nine months of fiscal 2017 was $4.6 million, or 3.4% of revenue, as compared to operating income of $12.1 million, or 7.9% of revenue, for the same period in the prior fiscal year, a decrease of $7.5 million. The operating income decline was a result of the decrease in gross profit of $9.3 million, as described above, partially offset by operating expense savings of $1.8 million. Operating expense savings were primarily due to lower compensation-related expense, partially offset by the restructuring charges of $2.5 million in the third quarter of fiscal 2017, incremental expense for the SMART Temps acquisition of $1.0 million and other M&A expense of $0.8 million. During the third quarter of fiscal 2016, we incurred restructuring expenses of $0.7 million pertaining to our corporate staff and related employee termination costs associated with the merging of our Dortmund, Germany office into our Munich, Germany office and contract termination charges associated with the consolidation of our Minneapolis, Minnesota office into our Minnetonka, Minnesota headquarters.
Income from Continuing Operations was $5.0 million in the first nine months of fiscal 2017, or $0.19 per diluted share, compared to $9.6 million, or $0.37 per diluted share, in the first nine months of fiscal 2016.
Income from Discontinued Operations, after income taxes had no activity in fiscal 2017, but was $3.2 million in the first nine months of fiscal 2016, or $0.12 per diluted share resulting from the sale of the Etherios business in October 2015 to West Monroe Partners.
EBITDA from Continuing Operations in the first nine months of fiscal 2017 was $8.9 million, or 6.5% of total revenue, compared to $15.1 million, or 9.9% of total revenue, in the first nine months of fiscal 2016. Stock compensation expense included in our EBITDA from continuing operations for the first nine months of fiscal 2017 and 2016 was $3.5 million and $2.7 million, respectively.
Please refer to the tables at the end of this earnings release for reconciliations from GAAP to non-GAAP information.
Balance Sheet, Liquidity and Capital Structure
Digi continues to maintain a strong balance sheet. As of June 30, 2017, Digi had:

•
Cash and cash equivalents and marketable securities balance, including long-term marketable securities, of $111.3 million, a decrease of $26.4 million from the end of fiscal 2016. Digi completed two acquisitions in the first nine months of fiscal 2017, for a total cash expenditure of $30.1 million (net of cash acquired of $0.5 million). Please refer to the Condensed Consolidated Statements of Cash Flows for more information.

•	Current and long-term contingent liabilities of $9.4 million.

•	No debt.
A current ratio of 8.1 to 1, compared to 8.2 to 1 at September 30, 2016.
Stock Repurchase
During the third quarter of fiscal 2017, we began to repurchase our common stock on the open market, under a new program authorized by our Board of Directors on May 2, 2017. During the third quarter of fiscal 2017, we repurchased 28,691 shares for $0.3 million.

Digi International Reports Third Fiscal Quarter 2017 Results

Customer Highlights
SMART SOLUTIONS

•
Rite Aid Corporation added 3,150 SMART Guards with glycol probes to their front-of-store food service operations.  This initial push equipped more than 600 stores with equipment needed to monitor perishable items, including Reach-In and Open Air Linear Cases.

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Minnesota Children’s Hospital deployed 625 SMART Guards to their two hospitals and off-site physician group.  SMART Temps is monitoring lab samples, pharmacy medications and vaccinations, cryogenics and environmental humidity and temperature readings.

•	A pharmacy management services provider installed over 300 SMART Guards at over 90 pharmacy sites to monitor their medication and vaccination storage.

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In May, SMART Temps was selected as the preferred vendor for one of the top purchasing groups for hospitals across the country. This agreement makes the SMART Temps a preferred solution for over 3,750 hospitals and 130,000 healthcare providers.

•	UCLA selected SMART Temps to monitor one of the country’s most prestigious college and university food service programs that serves over one million meals per year.

•	Digi International was awarded a SMART Temps contract with the Dallas Independent School District, one of the largest school districts in the country.

•	A grocery retailer awarded SafeTemps with a contract for 26 of its grocery market locations, which will include over 3,000 sensors and gateways managing food safety.

•	VersaCold, one of Canada’s largest supply chain companies, selected SafeTemps to monitor approximately 200 trucks and 20 warehouses.
PRODUCTS

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The new Digi TransPort® LR54 router was selected for upgrading telecommunications infrastructure in at least 122 weather forecast offices used to disseminate weather content to over 1,000 very high frequency (VHF) transmitter sites - including the equipment monitoring and control systems at the VHF sites. Digi TransPort LR54 routers incorporate a FIPS 140-2 cryptographic module with key cybersecurity and LTE Advanced (CAT 6) cellular features, along with support for multiple wireless standards, carriers and channels.

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A major southwestern U.S. city has initiated deployment of the Digi TransPort WR44R for a new traffic control communications network that will connect traffic equipment to a central system so that signals can be operated in real-time. This will reduce congestion and delays by transmitting live intersection video to help detect unusual traffic situations.

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Grupo Dragón, one of the largest electric renewable energy generators in Mexico, has chosen Digi TransPort routers to manage telemetry data for their load management system.  Grupo Dragón selected us because of the security, reliability and dedicated support of our products.

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A South African customer is ramping up production of its BIMS (Biometric Identity Management System) for a voter verification project. The customer remarked that they could not have achieved their technology objectives without Digi ConnectCore® 6UL and the support of the Digi Technical Team.

•
A major system integrator in Shanghai selected Digi Transport WR21 extended-temperature 4G routers for traffic flow monitoring and signal control in an eastern Chinese city with total demand of over 500 routers.

•	A state health authority in Australia has selected and deployed more than 400 Connect ES 8 and more than 500 Digi Remote Manager® licenses to manage ICU equipment.

Digi International Reports Third Fiscal Quarter 2017 Results

Fiscal 2017 Guidance
For the fourth fiscal quarter of 2017, Digi projects revenue to be in a range of $44 million to $47 million and income from continuing operations per diluted share to be in a range of $0.07 to $0.10.
For the full fiscal year 2017, Digi projects revenue to be in a range of $181 million to $184 million, and income from continuing operations per diluted share to be in a range of $0.26 to $0.29.
Third Fiscal Quarter 2017 Conference Call Details
As announced on July 6, 2017, Digi will discuss its third fiscal quarter results on a conference call on Thursday, July 27, 2017 after market close at 5:00 p.m. EDT (4:00 p.m. CDT). The call will be hosted by Ron Konezny, President and Chief Executive Officer and Mike Goergen, Chief Financial Officer.
Digi invites all those interested in hearing management's discussion of its quarter to access a live webcast of the conference call through the investor relations section of Digi's website at www.digi.com. Participants may also join the call directly by dialing (855) 638-5675 and entering passcode 51229441. International participants may access the call by dialing (262) 912-4765 and entering passcode 51229441. A replay will be available within approximately three hours after the completion of the call, and for one week following the call, by dialing (855) 859-2056 for domestic participants or (404) 537-3406 for international participants and entering access code 51229441 when prompted. A replay of the webcast will be available for one week through Digi's website.
A copy of this earnings release can be accessed through the financial releases page of the investor relations section of Digi's website at www.digi.com.
For more news and information on Digi International Inc., please visit www.digi.com/aboutus/investorrelations.
About Digi International
Digi International (NASDAQ: DGII) is a leading global provider of business and mission–critical machine–to–machine (M2M) and Internet of Things (IoT) connectivity products and services. We help our customers create next–generation connected products and deploy and manage critical communications infrastructures in demanding environments with high levels of security, relentless reliability and bulletproof performance. Founded in 1985, we’ve helped our customers connect over 100 million things, and growing. For more information, visit Digi's website at www.digi.com, or call 877–912–3444 (U.S.) or 952–912–3444 (International).
Forward-Looking Statements
This press release contains forward-looking statements that are based on management’s current expectations and assumptions. These statements often can be identified by the use of forward-looking terminology such as "anticipate," "believe," "estimate," "looking forward," "may," "will," "expect," "plan," "project," "should," or "continue" or the negative thereof or other variations thereon or similar terminology. Among other items, these statements relate to expectations of the business environment in which the company operates, projections of future performance, perceived marketplace opportunities and statements regarding our mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions. Among others, these include risks related to the highly competitive market in which our company operates, rapid changes in technologies that may displace products sold by us, declining prices of networking products, our reliance on distributors and other third parties to sell our products, delays in product development efforts, uncertainty in user acceptance of our products, the ability to integrate our products and services with those of other parties in a commercially accepted manner, potential liabilities that can arise if any of our products have design or manufacturing defects, our ability to defend or settle satisfactorily any litigation, uncertainty in global economic conditions and economic conditions within particular regions of the world which could negatively affect product demand and the financial solvency of customers and suppliers, the impact of natural disasters and other events beyond our control that could negatively impact our supply chain and customers, potential unintended consequences associated with restructuring or other similar business initiatives that may impact our ability to retain important employees, the ability to achieve the anticipated benefits and synergies associated with acquisitions or divestitures, and changes in our level of revenue or profitability which can fluctuate for many reasons beyond our control. These and other risks, uncertainties and assumptions identified from time to time in our filings with the United States Securities and Exchange Commission, including without limitation, our annual report on Form 10-K for the year ended September 30, 2016 and subsequent quarterly reports on Form 10-Q and other filings, could cause the company's future results to differ

Digi International Reports Third Fiscal Quarter 2017 Results

materially from those expressed in any forward-looking statements made by us or on our behalf. Many of such factors are beyond our ability to control or predict. These forward-looking statements speak only as of the date for which they are made. We disclaim any intent or obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Presentation of Non-GAAP Financial Measures
This release includes adjusted income from continuing operations, adjusted income per diluted share from continuing operations, and EBITDA from continuing operations, each of which is a non-GAAP measure.
We understand that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures, such as net income, for the purpose of analyzing financial performance. The disclosure of these measures does not reflect all charges and gains that were actually recognized by the company. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. Additionally, we understand that EBITDA from continuing operations does not reflect our cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in or cash requirements for our working capital needs.
We believe that providing historical and adjusted income and income per diluted share from continuing operations, respectively, exclusive of such items as reversals of tax reserves, discrete tax benefits and restructuring permits investors to compare results with prior periods that did not include these items. Management uses the aforementioned non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of our comparative operating performance. In addition, certain of our stockholders have expressed an interest in seeing financial performance measures exclusive of the impact of matters such as the impact of decisions related to taxes and restructuring, which while important, are not central to the core operations of our business. Additionally, management believes that the presentation of EBITDA from continuing operations as a percentage of revenue is useful because it provides a reliable and consistent approach to measuring our performance from year to year and in assessing our performance against that of other companies. We believe this information helps compare operating results and corporate performance exclusive of the impact of our capital structure and the method by which assets were acquired. EBITDA from continuing operations is used as an internal metric for executive compensation, as well as incentive compensation for the broader employee base, and it is monitored quarterly for these purposes.
Investor Contact:

Mike Goergen
Senior Vice President, Chief Financial Officer and Treasurer
Digi International
952-912-3737
Email: mike.goergen@digi.com

For more information, visit Digi's Web site at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).

Digi International Reports Third Fiscal Quarter 2017 Results

Digi International Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended June 30,		Nine months ended June 30,
	2017	2016	2017	2016
Revenue:
Hardware product	$40,660	$50,547	$125,599	$147,526
Services and solutions	5,079	1,583	10,930	5,025
Total revenue	45,739	52,130	136,529	152,551
Cost of sales:
Cost of hardware product	20,286	24,988	64,213	73,981
Cost of services and solutions	2,968	1,165	6,476	3,494
Total cost of sales	23,254	26,153	70,689	77,475
Gross profit	22,485	25,977	65,840	75,076
Operating expenses:
Sales and marketing	8,504	8,627	25,557	25,310
Research and development	7,420	7,948	21,304	23,543
General and administrative	3,337	4,283	11,821	13,409
Restructuring charges (reversals), net	2,515	(6)	2,515	747
Total operating expenses	21,776	20,852	61,197	63,009
Operating income	709	5,125	4,643	12,067
Other (expense) income, net:
Interest income, net	153	43	389	155
Other (expense) income, net	(221)	(359)	210	(520)
Total other (expense) income, net	(68)	(316)	599	(365)
Income from continuing operations, before income taxes	641	4,809	5,242	11,702
Income tax (benefit) provision	(694)	532	219	2,068
Income from continuing operations	1,335	4,277	5,023	9,634
Income from discontinued operations, after income taxes	—	—	—	3,230
Net income	$1,335	$4,277	$5,023	$12,864

Basic net income per common share:
Continuing operations	$0.05	$0.17	$0.19	$0.38
Discontinued operations	$—	$—	$—	$0.13
Net income (1)	$0.05	$0.17	$0.19	$0.50
Diluted net income per common share:
Continuing operations	$0.05	$0.16	$0.19	$0.37
Discontinued operations	$—	$—	$—	$0.12
Net income	$0.05	$0.16	$0.19	$0.49
Weighted average common shares:
Basic	26,522	25,904	26,390	25,684
Diluted	26,956	26,300	27,110	26,156
(1) Earnings per share presented are calculated by line item and may not add due to the use of rounded amounts.

Digi International Reports Third Fiscal Quarter 2017 Results

Digi International Inc.
Condensed Consolidated Statements of Comprehensive Income
(In thousands)
(Unaudited)

	Three months ended June 30,		Nine months ended June 30,
	2017	2016	2017	2016
Net income	$1,335	$4,277	$5,023	$12,864
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	2,535	(1,272)	57	(1,718)
Change in net unrealized gain (loss) on investments	8	6	(2)	49
Less income tax (expense) benefit	(3)	(2)	1	(18)
Reclassification of realized gain on investments included in net income (1)	—	—	—	(7)
Less income tax provision (2)	—	—	—	3
Other comprehensive income (loss), net of tax	2,540	(1,268)	56	(1,691)
Comprehensive income	$3,875	$3,009	$5,079	$11,173
(1) Recorded in Other (expense) income, net on our Condensed Consolidated Statements of Operations.
(2) Recorded in Income tax (benefit) provision on our Condensed Consolidated Statements of Operations.

Digi International Reports Third Fiscal Quarter 2017 Results

Digi International Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30, 2017	September 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$92,052	$75,727
Marketable securities	17,230	58,382
Accounts receivable, net	28,561	28,685
Inventories	33,008	26,276
Receivable from sale of business	1,988	2,997
Other	3,651	3,578
Total current assets	176,490	195,645
Marketable securities, long-term	2,011	3,541
Property, equipment and improvements, net	13,288	14,041
Identifiable intangible assets, net	12,529	4,041
Goodwill	131,069	109,448
Deferred tax assets	8,047	7,295
Non-current receivable from sale of business	—	1,959
Other	268	196
Total assets	$343,702	$336,166
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,829	$8,569
Income taxes payable	84	167
Accrued compensation	3,339	10,787
Unearned revenue	1,709	361
Contingent consideration on acquired businesses	1,147	513
Accrued restructuring	2,302	—
Other	3,400	3,411
Total current liabilities	21,810	23,808
Income taxes payable	810	1,490
Deferred tax liabilities	504	616
Contingent consideration on acquired businesses	8,275	9,447
Other non-current liabilities	717	776
Total liabilities	32,116	36,137

Total stockholders’ equity	311,586	300,029
Total liabilities and stockholders’ equity	$343,702	$336,166

Digi International Reports Third Fiscal Quarter 2017 Results

Digi International Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine months ended June 30,
	2017	2016
Operating activities:
Net income	$5,023	$12,864
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation of property, equipment and improvements	2,187	2,088
Amortization of identifiable intangible assets	1,842	1,474
Stock-based compensation	3,502	2,663
Excess tax benefits from stock-based compensation	(326)	(202)
Deferred income tax provision	(648)	748
Gain on sale of business	—	(2,870)
Change in fair value of contingent consideration	(1,330)	187
Bad debt/product return provision	338	116
Inventory obsolescence	1,030	1,284
Restructuring charges	2,515	747
Other	138	89
Changes in operating assets and liabilities (net of acquisitions)	(14,729)	1,395
Net cash (used in) provided by operating activities	(458)	20,583
Investing activities:
Purchase of marketable securities	(33,469)	(56,256)
Proceeds from maturities and sales of marketable securities	76,149	46,664
Proceeds from sale of investment	—	13
Proceeds from sale of Etherios	3,000	2,849
Acquisition of businesses, net of cash acquired	(30,111)	(2,860)
Purchase of property, equipment, improvements and certain other identifiable intangible assets	(1,577)	(1,584)
Net cash provided by (used in) investing activities	13,992	(11,174)
Financing activities:
Acquisition earn-out payments	(518)	—
Excess tax benefits from stock-based compensation	326	202
Proceeds from stock option plan transactions	3,264	6,732
Proceeds from employee stock purchase plan transactions	686	688
Purchases of common stock	(922)	(546)
Net cash provided by financing activities	2,836	7,076
Effect of exchange rate changes on cash and cash equivalents	(45)	(431)
Net increase in cash and cash equivalents	16,325	16,054
Cash and cash equivalents, beginning of period	75,727	45,018
Cash and cash equivalents, end of period	$92,052	$61,072

Supplemental schedule of non-cash investing and financing activities:
Receivable related to sale of Etherios	$—	$4,931
Liability related to acquisition of businesses	$(1,310)	$(10,550)
Accrual for purchase of property, equipment, improvements and certain other identifiable intangible assets	$—	$(38)

Digi International Reports Third Fiscal Quarter 2017 Results

Non-GAAP Financial Measures

TABLE 1

Reconciliation of Income and Income per Diluted Share from Continuing Operations to Adjusted Income and
Adjusted Income per Diluted Share from Continuing Operations
(In thousands of dollars, except per share amounts)

	Three months ended June 30,				Nine months ended June 30,
	2017		2016		2017		2016
Income and income per diluted share from continuing operations	$1,335	$0.05	$4,277	$0.16	$5,023	$0.19	$9,634	$0.37
Restructuring reserve	2,515	0.09	(6)	NM	2,515	0.09	747	0.03
Tax effect from restructuring reserve	(880)	(0.03)	2	NM	(880)	(0.03)	(262)	(0.01)
Discrete tax benefits (1)	(694)	(0.03)	(342)	(0.01)	(789)	(0.03)	(1,009)	(0.04)
Adjusted income and adjusted income per diluted share from continuing operations (2)	$2,276	$0.08	$3,931	$0.15	$5,869	$0.22	$9,110	$0.35
Diluted weighted average common shares		26,956		26,300		27,110		26,156
*NM means not meaningful

(1)	Discrete tax benefits include reversals of tax reserves due to the expiration of statutes of limitation, and extended research and development tax credits.

(2)	Adjusted income per diluted share may not add due to the use of rounded numbers.

TABLE 2

Reconciliation of Income from Continuing Operations to EBITDA from Continuing Operations
(In thousands of dollars)

	Three months ended June 30,				Nine months ended June 30,
	2017		2016		2017		2016
		% of total revenue		% of total revenue		% of total revenue		% of total revenue
Total revenue	$45,739	100.0%	$52,130	100.0%	$136,529	100.0%	$152,551	100.0%

Income from continuing operations (1)	$1,335		$4,277		$5,023		$9,634
Interest income, net	(153)		(43)		(389)		(155)
Income tax provision	(694)		532		219		2,068
Depreciation and amortization	1,639		1,156		4,029		3,532
EBITDA from continuing operations	$2,127	4.7%	$5,922	11.4%	$8,882	6.5%	$15,079	9.9%

(1)
Stock-based compensation of $1.2 million and $0.9 million for the three months ended June 30, 2017 and 2016, respectively, and stock-based compensation of $3.5 million and $2.7 million for the nine months ended June 30, 2017 and 2016, respectively, is included in EBITDA from continuing operations.